Exhibit 4.2
Description of Registrant’s Securities

Unless otherwise indicated or the context otherwise requires, references in this Exhibit 4.2 to “we, “us” and “our” refer collectively to Third Federal Savings and Loan Association of Cleveland, MHC, TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland or to any of those entities, depending on the context.

General

TFS Financial Corporation is authorized to issue 700,000,000 shares of common stock having a par value of $0.01 per share and 100,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of TFS Financial Corporation’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. All outstanding shares of our common stock are duly authorized, fully paid and nonassessable.

Our board of directors can, without shareholder approval, issue additional shares of common stock, although Third Federal Savings and Loan Association of Cleveland, MHC, so long as it is in existence, must own a majority of TFS Financial Corporation’s outstanding shares of common stock. TFS Financial Corporation’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Common Stock
Distributions. TFS Financial Corporation can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of TFS Financial Corporation are entitled to receive and share equally in such dividends as may be declared by the board of directors of TFS Financial Corporation out of funds legally available therefor. Dividends from TFS Financial Corporation depend, in large part, upon receipt of dividends from Third Federal Savings and Loan Association of Cleveland. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.
Pursuant to our charter, TFS Financial Corporation is authorized to issue preferred stock. If TFS Financial Corporation issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
Voting Rights. The holders of common stock of TFS Financial Corporation possess exclusive voting rights in TFS Financial Corporation. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If TFS Financial Corporation issues preferred stock, holders of the preferred stock may also possess voting rights.
Liquidation. In the event of any liquidation, dissolution or winding up of Third Federal Savings and Loan Association of Cleveland, TFS Financial Corporation, as holder of Third Federal Savings and Loan Association of Cleveland’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Third Federal Savings and Loan Association of Cleveland, including all deposit accounts and accrued interest thereon, all assets of Third Federal Savings and Loan Association of Cleveland available for distribution. In the event of liquidation, dissolution or winding up of TFS Financial Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of TFS Financial Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Rights to Buy Additional Shares. Holders of the common stock of TFS Financial Corporation are not entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if TFS Financial Corporation issues more shares in the future. The common stock is not subject to redemption.
Preferred Stock
    Preferred stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Mutual Holding Company Structure

    Third Federal Savings and Loan Association of Cleveland, MHC owns a majority of the outstanding common stock of TFS Financial Corporation and, through its board of directors, is able to exercise voting control over virtually all matters put to a vote of shareholders. For example, Third Federal Savings and Loan Association of Cleveland, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a shareholder nominee for election to the board of directors of TFS Financial Corporation It will not be possible for another entity to acquire TFS Financial Corporation without the consent of Third Federal Savings and Loan Association of Cleveland, MHC. Third Federal Savings and Loan Association of Cleveland, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of TFS Financial Corporation.

Federal Law
    Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

    Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Affinity Bancshares, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company, under the Bank Holding Company Act, has a “controlling influence” over a bank or savings and loan holding company.
Charter and Bylaws of TFS Financial Corporation
The following discussion is a summary of provisions of the charter and bylaws of TFS Financial Corporation that may be deemed to affect the ability of a person, firm or entity to acquire TFS Financial Corporation The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of TFS Financial Corporation is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by shareholders of TFS Financial Corporation for a three-year term. A classified board promotes continuity and stability of management of TFS Financial Corporation, but makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.
Authorized but Unissued Shares of Capital Stock. TFS Financial Corporation has authorized but unissued shares of preferred stock and common stock. Although these shares could be used by the board of directors of TFS Financial Corporation to make it more difficult or to discourage an attempt to obtain control of TFS Financial Corporation through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Third Federal Savings and Loan Association of Cleveland, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.
How Shares are Voted. TFS Financial Corporation’s charter provides that there is not cumulative voting by shareholders for the election of TFS Financial Corporation’s directors. No cumulative voting rights means that Third Federal Savings and Loan Association of Cleveland, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of shareholders, may elect all directors of TFS Financial Corporation to be elected at that meeting. This could prevent minority shareholder representation on TFS Financial Corporation’s board of directors.
Procedures for Stockholder Nominations and Proposals for New Business. TFS Financial Corporation’s bylaws provide that any shareholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must send written notice to the Secretary of TFS Financial Corporation at least 30 days before the date of the annual meeting. Management believes that it is in the best interests of TFS Financial Corporation and its shareholders to provide enough time for management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.
Limitations on Calling Special Meetings of Stockholders. TFS Financial Corporation’s bylaws provide that special meetings of our shareholders may be called by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than 50% of all of the outstanding capital stock of the corporation entitled to vote at the meeting.
Purpose and Anti-Takeover Effects of TFS Financial Corporation’s Charter and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. We believe these provisions are in the best interests of TFS Financial Corporation and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of TFS Financial Corporation and to negotiate more effectively for what may be in the best interests of all our shareholders. Accordingly, our board of directors believes that it is in the best interests of TFS Financial Corporation and all of our shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of TFS Financial Corporation and that is in the best interests of all our shareholders.
Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.
Despite our belief as to the benefits to shareholders of these provisions of TFS Financial Corporation’s charter and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.
Benefit Plans
In addition to the provisions of TFS Financial Corporation’s charter and bylaws described above, benefit plans of TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland that may authorize the issuance of equity to its board of directors, officers and employees contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of Third Federal Savings and Loan Association of Cleveland might conclude are not in the best interests of TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland or TFS Financial Corporation’s shareholders.